EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 (amendment No. 1), of Allure Worldwide, Inc., of our report dated November 20, 2019, on our audit of the financial statements of Allure Worldwide, Inc. as of September 30, 2019 and 2018, and the related statements of operations, changes in stockholders’ deficit and cash flows for each of the year ended September 30, 2019 and for the period September 26, 2018 (inception) through September 30, 2018, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Ocean, New Jersey

September 9, 2021